Exhibit 99.1

Media Release

For Immediate Release	Contact:	Jeff Schweitzer
Public Relations Manager
218-236-4492

American Crystal Board Elects President

MOORHEAD, MINN. — March 22, 2007 — David Berg of Fargo, North Dakota, was elected president of American Crystal Sugar Company Wednesday at a meeting of the Cooperative’s Board of Directors. He will assume his new role with the Company April 2.

Since January 2004, Berg has held the position of vice president of operations and chief operations officer. He was named the Company’s vice president of agriculture in December of 2000 and vice president of administration in October of 1998. In addition to promotions to vice president of business development in 1996 and vice president of strategic planning in 1994, he has held various positions within the economic research and marketing disciplines of the Company. Berg currently serves on the ProGold Limited Liability Company Board of Governors and as Chairman of the Crystech, LLC Board of Managers, which are two of American Crystal’s subsidiaries.

Berg, 52, holds a Bachelor’s Degree in Mass Communications from Minnesota State University Moorhead and a Master’s Degree in Agricultural Economics from North Dakota State University. He and his wife Becky have three children.

“From the Board’s perspective, we are fortunate to have an individual of David’s caliber and experience with inner knowledge of the Company’s business to promote to president.  This added responsibility and opportunity will give him the chance to fully prepare for the time when Jim Horvath decides to retire, at which time it is the Board’s intent to also name David chief executive officer,” said the Cooperative’s board chairman David Kragnes of Felton, Minn.

Horvath, who has served as American Crystal’s president and chief executive officer since May of 1998, will relinquish the title of president to Berg. Horvath will continue as the Company’s chief executive officer and has not announced a retirement date.

“American Crystal has an incredible history of growth and success.  The main reasons for this have been shareholders and employees who are committed to the Company.  There has never been a time when American Crystal has stood still.  The challenges in front of agriculture and the sugar industry mean that we certainly can’t stand still now,” said Berg.  “I look forward to being part of the next phase of the Company’s success.”

American Crystal Sugar Company is an agricultural cooperative owned by nearly 2,900 shareholder entities in the Red River Valley (Northwestern Minnesota and eastern North Dakota) involved in the growing and processing of sugarbeets.  American Crystal employs about 1,700 full and part time employees and is the largest beet sugar producer in the United States.  American Crystal operates sugar factories at Crookston, East Grand Forks, and Moorhead, Minn., Drayton and Hillsboro, N.D.; and Sidney, Mont., under the name Sidney Sugars Incorporated.  American Crystal’s corporate headquarters and technical services facilities are located in Moorhead.

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